Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

EAGLE FOOD CENTERS
P.O. Box 6700
Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road
Milan, Illinois 61264
Telephone: 309-787-7700
Fax: 309-787-7895

Contact:	Anita-Marie Laurie
Romelia Martinez
310-788-2850

Eagle Food Centers Announces Asset Sale Agreements

Sale Process For Stores Continues:

Bid Deadline Extended to August 18, 2003

Milan, Illinois — August 13, 2003 — Eagle Food Centers, Inc., which owns and operates supermarkets in Illinois and Iowa, announced today that it has signed two separate purchase agreements for the assets of four of its stores. Hy-Vee signed a purchase agreement to purchase certain of the assets related to stores in Dubuque, Iowa; Bettendorf, Iowa and Moline, Illinois including the buildings and land of the Dubuque and Bettendorf stores all for approximately $10.83 million in cash.  Under a separate agreement, J.B. Sullivan, Inc. signed a purchase agreement to purchase certain of the assets of the store in Rochelle, Illinois for $800,000 plus an amount to be determined for inventory. Both agreements are subject to bankruptcy court approval.  A court hearing has been scheduled for August 21, 2003 to consider the sale of assets.

“The Company believes that under the new owners, these stores will be able to capitalize on its individual strengths as well as have greater access to financial resources necessary to continue to prosper and grow,” said Robert J. Kelly, Eagle Chairman and Chief Executive Officer. “We want to thank our employees of those stores for always giving one hundred percent to Eagle Foods and the communities they serve, and wish them well in their future endeavors.”

The deadline for submitting bids for all other assets in the competitive bid process being conducted under section 363 of the U.S. Bankruptcy Code has been extended to August 18, 2003. The auction of Eagle Foods’ other assets will be conducted in Chicago on August 20, 2003 and a hearing to confirm results of the auction will be held before the U.S. Bankruptcy Court on September 11, 2003.

The Company operates 51 Eagle Country Markets in Iowa and Illinois.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements involve risks and uncertainties that could render them materially different, including, but not limited to, acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of current and additional competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation including the Second Bankruptcy Case, the availability and cost of capital including the continued availability of capital under the DIP financing, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in material incorporated therein by reference.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.